Exhibit 99.2

     GREENVILLE, S.C., April 10 /PRNewswire/ -- Safety Components International, Inc. and certain of its United States subsidiaries, including Safety Components Fabric Technologies, Inc. and Automotive Safety Components International, Inc. (collectively, "Safety Components"), a leading, low cost supplier of automotive airbag fabric and cushions in the United States, announced today that it had reached terms with its major creditor constituencies for a capital restructuring of Safety Components that will effect a substantial deleveraging of, and strengthening of the balance sheet for, Safety Components, which restructuring is to be effected through pre-arranged chapter 11 cases. Its foreign affiliates, which operate manufacturing facilities in Mexico, the United Kingdom, Germany and the Czech Republic, and its three U.S. affiliates Valentec International Corporation, LLC; Valentec Systems, Inc., and Galion, Inc., which manufacture for ordnance programs, did not commence chapter 11 cases and their operations and businesses are not affected by the chapter 11 filings.

     Debtor-in Possession Financing

     In conjunction with the chapter 11 filing today, Safety Components said that it has received a commitment from Bank of America, N.A., for up to $30.6 million in debtor-in-possession (DIP) financing. The post-petition financing, which is subject to Bankruptcy Court approval, is expected to provide adequate funding for all post-petition trade and employee obligations, a paydown of prepetition secured debt, as well as the Company's ongoing operating needs during the restructuring process. John C. Corey, Safety Components' President and Chief Operating Officer, said that the restructuring -- which will substantially deleverage the Company's balance sheet - "will enable the Company to capitalize on continuing growth opportunities in the airbag automotive business, as well as its own initiatives to improve operations and productivity. We thank all of our customers and suppliers for supporting Safety Components through this process."

     Terms of Restructuring

     A restructuring agreement has been executed by Safety Components and an informal committee comprised of holders holding over two-thirds in aggregate dollar amount of the $90 million of 10-1/8% senior notes issued by the Company due 2007. Pursuant to the restructuring agreement, the Noteholders' claims of in excess of $95 million will be converted into the right to receive 96.8% of Safety Components' equity after it emerges from chapter 11. Safety Components intends to pay all its trade suppliers and other creditors in full pursuant to the terms of a chapter 11 plan of reorganization. The restructuring agreement also provides that current shareholders, excluding Robert Zummo (Safety Components' Chairman), will receive 3.2% of Safety Components' post-bankruptcy equity and warrants to acquire 12% of such equity. Upon approval of the DIP financing, the pre-bankruptcy secured banks will receive a principal paydown of $17 million and will retain a subordinated note for the remaining $21 million portion of their indebtedness.

     Safety Components employs approximately 2,700 full time and part time employees worldwide. This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that such



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forward looking statements are subject to various known and unknown risks and uncertainties, including the possibilities of delays in the reorganization proceedings and the absence of readily available quotations for the Company's Common Stock pending commencement of quotation on the NASD Bulletin Board. Additional information on factors that could potentially affect the Company's financial results may be found in the Company's filings with the Securities and Exchange Commission.